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                                                                   Exhibit 10.47

                               THOMAS M. STEINBERG
                             Tisch Family Interests
                          667 Madison Avenue, 7th Floor
                               New York, NY 10021


Mr. Marc I. Perkins, CEO
Gunther International, Ltd.
One Winnenden Rd.
Norwich, CT 06360

Dear Mr. Perkins:

In accordance with a $500,000 promissory note dated April 4, 2000 by and between Gunther Partners, LLC (the "Lender") and Gunther International, Ltd. (the "Company"), the Lender has the right to demand payment at any time after May 4, 2000.

In the event the Company is unable to meet the payment obligation upon demand, in accordance with the promissory note, the Lender will extend the payment term until a time as the Company's cash flows will permit payment, but no later than April 1, 2001.

In addition, the Lender will commit to lending the Company an additional $500,000 in the event the Company's cash flows, in the opinion of management and the Lender, require such an amount. It would be expected that the terms of any additional funding are on a basis similar to previous debt agreements between the parties. This commitment expires April 1, 2001.

Both parties agree that any deferred payment or additional funding are on an "as-needed" basis and any commitments herein expire on April 1, 2001.


Sincerely,

/s/ Thomas M. Steinberg

Thomas M. Steinberg
President
Tisch Family Interests